Exhibit 10.9

ADDENDUM AND AMENDMENT TO EMPLOYMENT AGREEMENT

This ADDENDUM AND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the      day of November, 2004 by and between Standard Commercial Corporation, a North Carolina corporation (together with its successors and assigns, the “Company”), and                      (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is a current employee of the Company serving in an executive capacity; and

WHEREAS, in connection with Executive’s employment with the Company, Executive and the Company entered into that certain Employment Agreement dated                          , 19     (the “Employment Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) believes it is necessary and desirable that the Employment Agreement be amended such that the Company be able to rely upon Executive to continue serving in his or her position in the event of a pending or actual change in control of the Company; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree to add to and amend the Employment Agreement as follows:

1. Definitions. The following definitions shall apply to this Agreement and, to the extent that any of the following terms are defined in the Employment Agreement, the definitions set out below shall supersede and replace such definitions in the Employment Agreement.

(a) “Base Salary” shall mean Executive’s then current annual base salary.

(b) “Cause” shall exist if: (i) Executive willfully and materially breaches Sections 4 or 5 of this Agreement; (ii) Executive commits an act constituting fraud, theft, misappropriation of Company funds, embezzlement or material dishonesty; (iii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his/her duties under this Agreement, resulting, in either case, in material harm to the Company’s financial condition or reputation; (iv) Executive is convicted, or pleads nolo contendere, to any felony, or (v) Executive refuses or fails to substantially perform his material duties, responsibilities and obligations.

For purposes of this Agreement, any act or failure to act on Executive’s part shall be considered “willful” if done or omitted to be done by him/her not in good faith, and shall not include any act or failure to act resulting from Executive’s incapacity. A termination for Cause shall not take effect until: (A) Executive has received written notice by the Company of its intention to terminate him/her for Cause, (B) such notice states in detail the particular act or acts or failure or failures to act that constitute the grounds upon which the proposed termination for Cause is based, and (C) Executive has had 30 days after the delivery of notice to cure such conduct. If Executive fails to cure such conduct, Executive shall then be entitled to a hearing before the Executive Compensation Committee of the Board (“Compensation Committee”) at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided he/she requests such hearing within 10 days of the written notice from the Company of the intention to terminate him/her for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he/she shall thereupon be terminated for Cause.

(c) A “Change in Control” shall be deemed to have occurred if:

(i) any Person (other than the Company, a trustee or other fiduciary holding securities under any Company plan, or any company owned, directly or indirectly, by the Company’s stockholders immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 30% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the Company’s consolidated assets (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company and any such Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 80% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv) the Company’s stockholders approve a plan or agreement for the sale or disposition of all or substantially all of the Company’s consolidated assets (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s common stock immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom;

(v) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the company of all or substantially of the Company’s assets;

(vi) the consummation of a merger, consolidation, reorganization or sale, transfer or other disposition of all or substantially all of the assets of the Company or any Significant Subsidiary that requires, whether pursuant to applicable law or the rules of any stock exchange or quotation system on which the Company’s capital stock is then traded or quoted, the approval of any class or series of the Company’s shareholders; or

(vii) any other event occurs which the Board determines, in its good faith discretion, should be treated as a Change in Control because of its impact or potential impact on Executive’s employment with the Company.

For purposes of this definition:

(1) The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(2) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(3) The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

(d) “Change in Control Price” shall mean the price per share of Company common stock determined by the Committee acting in good faith at the time of the Change in Control.

(e) “Good Reason” shall mean one or more of the following events (except as a result of a prior termination):

(i) the assignment to Executive of any duties that are inconsistent with his/her status as a member of the Company’s senior management;

(ii) a decrease in Executive’s Base Salary, Target Bonus, or aggregate benefit levels;

(iii) upon the breach of a material provision of this Agreement by the Company after written notice from Executive and failure to cure by the Company within 30 days of receipt of such notice; or

(iv) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations under this Agreement.

(f) “Termination Date” shall mean the date of termination of Executive’s employment with the Company.

(g) “Target Bonus” means the target percentage of Executive’s Base Salary payable to Executive under the compensation plan for senior management agreed to by the Company and the surviving entity that are parties to a definitive agreement that contemplates a Change in Control.

2. Term of Agreement.

The term of this Agreement shall commence on the date of this Agreement (the “Effective Date”), and both the terms of this Agreement and the Employment Agreement shall end on the third anniversary of such date (the “Original Term”). The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he/she or it is electing to terminate this Agreement at the expiration of the then current Term. “Term” shall mean the Original Term and all Renewal Terms. If a Change in Control shall have occurred during the Term, notwithstanding any other provision of this Section 2, the Term shall not expire earlier than two years after such Change in Control.

3. Entitlement to Severance Benefit. The following provisions shall supersede and replace Section Five of the Employment Agreement in its entirety:

(a) Termination without Cause or by Executive for Good Reason. If a change in control occurs during the term and Executive’s employment with the Company is terminated by the Company without Cause, or by Executive for Good Reason, in either case within two years following a Change in Control (even if the termination occurs after the Term), Executive shall be entitled to receive:

(i) Base Salary through the date of termination of Executive’s employment, payable in a cash lump sum no later than 15 days from the Termination Date;

(ii) an amount equal to 2 times the sum of (1) Executive’s Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a Good Reason termination, then the Base Salary in effect immediately prior to such reduction) plus (2) the greater of (A) Executive’s Target Bonus; and (B) Executive’s actual bonus received for the most recently completed fiscal year, such amount payable in a cash lump sum promptly (but in no event later than 15 days) following the Termination Date;

(iii) pro rata annual incentive award for the year in which termination occurs assuming that Executive would have received an award equal to the higher of (A) Executive’s Target Bonus for such year, or (B) Executive’s actual bonus received for the most recently completed fiscal year, payable in a cash lump sum promptly (but in no event later than 15 days) following the Termination Date;

(iv) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment;

(v) immediate vesting of all outstanding stock options with an exercise price equal to or less than the Change in Control Price and the right to exercise such stock options for 24 months or the remainder of the exercise period, if less; provided, however, that this clause (v) of this Section 3 shall not apply to options that are intended to be incentive stock options (under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) without Executive’s written consent.

(vi) cancellation of any stock options that have an exercise price that exceeds the Change in Control Price;

(vii) continued participation in all medical, health and life insurance plans (which shall count toward any continuation coverage required under Section 4980 of the Code (“COBRA”)), at the same benefit level at which Executive was participating on the date of termination of his/her employment until the earlier of 24 months, or the date, or dates that Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his/her participation in any employee benefit plan or program, Executive shall receive cash payments equal on an after-tax basis to the cost to him/her of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (vii) of this Section 3, (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by the Executive in obtaining such benefit himself/herself on an individual basis, but not to exceed the amount charged to other “qualified beneficiaries” (as defined in COBRA) for COBRA continuation coverage, or in the case of a benefit that is not subject to COBRA, the Company’s cost of providing such benefit to active employees, and (3) payment of such amounts shall be made quarterly in advance; and

(viii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(b) No Mitigation; No Offset. Executive shall be under no obligation to seek employment or earn income to offset amounts due Executive under this Agreement, nor shall any such amounts offset any amounts owed Executive by the Company pursuant to this Agreement.

(c) Release of Employment Claims. Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Section 3, that he/she will execute a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which he/she is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to his/her termination of employment).

4. Confidentiality; Cooperation with Regard to Litigation; Non-disparagement. The following provision shall supersede and replace Section Four of the Employment Agreement in its entirety:

(a) During the Term and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his/her duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the Company’s business or by any administrative or legislative body (including a committee thereof) that requires him/her to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he/she shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his/her rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company to allow the Company the opportunity to object to or resist such requirement. This restriction shall not apply to such disclosure by Executive to members of his/her immediate family, tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

For purposes of this Agreement, “Confidential Information” shall mean all information concerning the business of the Company relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.

Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his/her career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

(c) Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself/herself reasonably available to testify on the Company’s behalf in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however, that the same does not materially interfere with his/her then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his/her provision of testimony or assistance.

(d) Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he/she will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

5. Non-competition/Non-solicitation.

(a) Non-competition. During the period beginning with the Effective Date and ending 24 months following the termination of Executive’s employment for any or no reason, by either party, Executive shall not engage in Competition with the Company. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any corporation or other entity which competes, directly or indirectly, with the business conducted by the Company, as determined on the date of termination of Executive’s employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor and which activities are competitive with the activities of the Company.

(b) Non-solicitation. During the period beginning with the Effective Date and ending 24 months following the termination of Executive’s employment, Executive shall not induce employees of the Company to terminate their employment, nor shall Executive solicit or encourage any of the Company’s non-retail customers or joint venture partners or investors to terminate or diminish their relationship with the Company or to violate any agreement with the Company. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any person who was employed by the Company within 180 days of the Termination Date.

(c) The restrictions set forth under Section 5(a) above shall not apply if Executive’s employment is terminated pursuant to Section 3(a) of this Agreement.

6. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 4 or 5 above, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the grounds that no violation or threatened violation of Sections 4 or 5 has occurred.

7. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 6, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive’s litigation assertions or defenses were in bad faith or frivolous.

8. Effect of Agreement on Other Benefits. Except as specifically provided herein, this Agreement shall not preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he/she currently participates.

9. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred except in connection with the sale or transfer of all or substantially all of the Company’s assets, provided that the assignee or transferee is the successor to all or substantially all of the Company’s assets and assumes the Company’s liabilities, obligations and duties hereunder, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever actions possible to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his/her rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 16 below.

10. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

11. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Where and to the extent that any provision of this Agreement is contrary to or in conflict with any provision of the Employment Agreement, the provisions of this Agreement shall prevail.

12. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

13. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14. Legal Fee Reimbursement. In the event that Executive incurs any attorneys’ fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which Executive is a participant, the Company shall reimburse Executive for such reasonable attorney fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses provided, however, that no reimbursement shall be made of such expenses to the extent that any of Executive’s litigation assertions or defenses were found to be in bad faith or frivolous.

15. Section 280G Cut-Back.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (cash payments or benefits are collectedly referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice specifying a different order to the Company, to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments payable in cash and then by reducing or eliminating non-cash payments. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s right and entitlements to any benefits or compensation.

(b) The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by an accounting firm selected by Executive which is one of the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and Executive.

16. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

17. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his/her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his/her beneficiary, estate or other legal representative.

18. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of [State] without reference to principles of conflict of laws, and, subject to Sections 6 and 7, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for [State], or (ii) any of the courts of the State of [Name].

19. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	[ ]
Attention: Secretary

If to Executive:	[Name]
c/o [Address]

20. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EXECUTIVE

WITNESS	[Name], Executive

[Company]

By:
Attest:	Its:	Chairman and Chief Executive Officer

Secretary